Exhibit 10.11

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE HILLEVAX, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO HILLEVAX, INC. IF PUBLICLY DISCLOSED.

Dated December 17, 2021

TAKEDA VACCINES, INC.

and

HILLEVAX, INC.

TRANSITIONAL SERVICES AGREEMENT

This Transitional Services Agreement (this “Agreement”) is made on December 17, 2021 (the “Effective Date”) between:

(1)	Takeda Vaccines, Inc., a company incorporated under the laws of Delaware having its principal place of business at 75 Sidney Street, Cambridge, Massachusetts 02139, U.S.A. (“Takeda”); and

(2)	HilleVax, Inc., a company incorporated under the laws of Delaware having its principal place of business at 601 Union Street, Suite 3200, Seattle, Washington, 98101 (the “Licensee”).

Background:

(A)

Pursuant to the License Agreement dated July 2, 2021 (the “License Agreement Date”) between Takeda and the Licensee (the “License Agreement”), Takeda granted Licensee a license in the Territory under certain patents, patent applications, know-how, and other proprietary information for the further development and commercialization of the Compound and Product.

(B)	In connection with the License Agreement, the Parties agreed that Takeda would provide, on a transitional basis following the License Agreement Date, certain services to Licensee.

(C)

Takeda has since the License Agreement Date provided and agreed to continue to provide those services and the Recipient has accepted and agreed to continue to accept and pay for them, subject to the terms of this Agreement.

Now it is agreed as follows:

1	Definition and Interpretation

1.1	References to Provider and Recipient

1.1.1	References in this Agreement to the “Provider” (including in relation to the provision of the Services) shall be to Takeda, in respect of the provision of Services; and

1.1.2	References in this Agreement to the “Recipient” (including in relation to the receipt of Services) shall be to the Licensee, in respect of the receipt of Services.

1.2	Definitions

Capitalized words not defined herein shall have the meaning set forth in the License Agreement. In this Agreement, unless the context otherwise requires:

“Damages” has the meaning given to it in Section 8.1 (Indemnification of Provider by Recipient);

“Data Protection Legislation” means all applicable laws in relation to data protection, privacy, interception and monitoring of communications, or requirements relating to the Processing of Personal Data of any kind

“Data Controller” means the natural or legal person which, alone or jointly with others determines the purposes and means of the Processing of Personal Data.

“Data Subject Request” means any communication addressed to one or both Parties under this Agreement made by a Data Subject exercising one or several of his/her data protection rights under applicable Data Protection Legislation.

“Expenses” has the meaning given to it in Section 4.1.2;

“Extension Period” has the meaning given to it in Section 2.3.1;

“GDPR” means Regulation (EU) 2016/679 of the European Parliament and of the Council on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC (General Data Protection Regulation);

“holding company” has the meaning given to it in Section 1.5 (References to Subsidiaries and Holding Companies);

“Indemnified Person” has the meaning given to it in Section 8.1 (Indemnification of Provider by Recipient );

“Initial Term” has the meaning given to it in Section 2.3.1;

“Intellectual Property Rights” means trade-marks, service marks, trade names, domain names, get-up, logos, patents, inventions, registered and unregistered design rights, copyrights, database rights and all other similar rights in any part of the world including, where such rights are obtained or enhanced by registration, any registration of such rights and applications and rights to apply for such registrations;

“Notice” has the meaning given to it in Section 15.8 (Notices);

“Personal Data” shall mean any information relating to an identified or identifiable natural person (“Data Subject”); an identifiable person is one who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that person. The Personal Data to be processed by and shared between the Parties under this Agreement relates to personal data of clinical trial participants;

“Process” or “Processing” shall mean any operation or set of operations which is performed upon Personal Data, whether or not by automatic means, such as collection, recording, organization, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, blocking, erasure or destruction;

“Provider” has the meaning given to it in Section 1.1.1;

“Provider’s Group” means the Provider and its Affiliates from time to time;

“Provider Indemnified Person” has the meaning given to it in Section 8.1 (Indemnification of Provider by Recipient);

“Provider Intellectual Property Rights” has the meaning given to it in Section 11.1.1;

“Recipient” has the meaning given to it in Section 1.1.2;

“Recipient Data” means data and information relating to the Recipient’s business that is processed as part of the Services;

“Recipient’s Group” means the Recipient and its Affiliates from time to time;

“Recipient Indemnified Person” has the meaning given to it in Section 8.2 (Indemnification of Recipient by Provider);

“Recipient Intellectual Property Rights” means: (i) other than Takeda Intellectual Property (as defined in the License Agreement) and the Provider Intellectual Property Rights, all materials and information made available to the Provider by or on behalf of the Recipient in the provision of the Services; (ii) all Intellectual Property Rights owned by, or licensed to, the Recipient; and (iii) all new Intellectual Property Rights developed by the Provider in the provision of the Services that exclusively relate to the Products or the Business;

“Relationship Manager” means [***] in relation to the Provider and [***] in relation to the Recipient;

“Representative” means, with respect to any Person, such Person’s directors, officers, employees, counsel, financial advisors, auditors, agents and other authorized representatives;

“Restricted International Transfer of Personal Data” means an export of Personal Data by the Provider: (i) from a country which has Data Protection Legislation that imposes restrictions on extra-territorial transfers of Personal Data; and (ii) to a country which does not provide an adequate level of protection for Personal Data as required by the Data Protection Legislation of the country of export;

“Security Incident Affecting Personal Data” means any actual or reasonably suspected accidental, unlawful or unauthorised loss, destruction, alteration, access, use, disclosure of, damage or corruption to Personal Data Processed under this Agreement.

“Service Charges” means the charges payable under Schedule 1 (Services and Charges), whether in respect of a Service Period or any Extension Period;

“Service Period” has the meaning given to it in Section 2.3.1;

“Services” means the services listed in Schedule 1 (Services and Charges);

“Stranded Costs” means any costs or charges already incurred or that will become due for payment by the Provider or its Affiliates at or following the date of termination of this Agreement in anticipation of providing the terminated Services for the full Service Period, where such costs or charges would not have been incurred, or be due for payment, by the Provider or its Affiliates but for the termination of the Service prior to the end of the full Service Period;

“Successor Operator” means the entity or entities (which may include the Recipient or any member of the Recipient’s Group) succeeding the Provider or its Affiliates in the provision or operation of services similar to or part of the Services;

“Takeda Continued Activities” has the meaning given to it in Section 4.2. For the sake of clarity, notwithstanding any language to the contrary, Takeda Continued Activities shall not be deemed to be “Services”.

“Tax Authority” means any federal, national, state, county, local, municipal or other governmental, regulatory or administrative authority, agency, commission or other instrumentality, any court, tribunal or arbitral body with competent jurisdiction exercising any taxing authority or any other authority exercising Tax regulatory authority;

“Term” has the meaning given to it in Section 6.1 (Term);

“Third Party Agreement” means any agreement between the Provider, or a member of the Provider’s Group, and a third party for the provision of goods, a service, lease or license relating to, or necessary for, the provision of a Service and whether entered into before, on or after the date of the Effective Date;

“Third-Party Claim” has the meaning given to it in Section 8.1 (Indemnification of Provider by Recipient);

“Third Party Consent” has the meaning given to it in Section 3.1 (Third Party Consents);

“Third Party Provider” means any third party providing goods, a service, a lease, a license, an approval or other agreement;

“Transition Plan” has the meaning given to it in Section 7.1.4;

“U.S.” means the United States of America; and

1.3	Singular, Plural, Gender

References to one gender include all genders and references to the singular include the plural and vice versa.

1.4	References to Persons and Companies

References to:

1.4.1	a Person include any company, partnership or unincorporated association (whether or not having separate legal personality); and

1.4.2	a company shall include any company, corporation or any body corporate, wherever incorporated.

1.5	References to Subsidiaries and Holding Companies

A company is a “subsidiary” of another company (its “holding company”) if that other company, directly or indirectly, through one or more subsidiaries:

1.5.1	holds a majority of the voting rights in it;

1.5.2	is a member or shareholder of it and has the right to appoint or remove a majority of its board of directors or equivalent managing body;

1.5.3	is a member or shareholder of it and controls alone, pursuant to an agreement with other shareholders or members, a majority of the voting rights in it; or

1.5.4

has the right to exercise a dominant influence over it, for example by having the right to give directions with respect to its operating and financial policies, with which directions its directors are obliged to comply.

1.6	Schedules etc.

References to this Agreement shall include any Recitals and Schedules to it and references to Sections and Schedules are to Sections of, and Schedules to, this Agreement. Where there is any inconsistency between the definitions set out in Section 1.1 and the definitions set out in any Schedule, then, for the purposes of construing such Schedule, the definitions set out in such Schedule shall prevail. References to paragraphs and Parts are to paragraphs and Parts of the Schedules.

1.7	Headings

Headings shall be ignored in interpreting this Agreement.

1.8	Information

References to books, records or other information mean books, records or other information in any form including paper, electronically stored data, magnetic media, film and microfilm.

1.9	Modification etc. of Statutes and Contracts

References to a statute or statutory provision include:

(i)	that statute or provision as from time to time modified, re-enacted or consolidated whether before or after the Effective Date; and

(ii)	any subordinate legislation made from time to time under that statute or statutory provision which is in force at the Effective Date.

References to a contract or agreement are to that contract or agreement as from time to time modified, amended, or supplemented.

1.10	Legal Terms

References to any U.S. legal term shall, in respect of any jurisdiction other than the U.S., be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction.

1.11	Non-limiting Effect of Words

The words “including”, “include”, “in particular” and words of similar effect shall not be deemed to limit the general effect of the words that precede them. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends, and such phrase shall not mean “if”. The word “or” shall not be exclusive (i.e., “or” shall mean “and/or”).

1.12	Parties and Other Persons

References to a “Party” or the “Parties” means the Recipient and the Provider and their respective successors and permitted assigns. References to “third parties” shall not include members of the Recipient’s Group or the Provider’s Group. References to any Person include the successors and permitted assigns of that Person.

1.13	References to Periods of Time

In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” mean “to but excluding” and the word “through” means “to and including”.

1.14	Writing

“Writing”, “written”, and comparable terms refer to printing, typing, and other means of reproducing words (including electronic media) in visible form.

1.15	Negotiation and Drafting of this Agreement

The Parties have participated jointly in the negotiation and drafting of this Agreement and each has been represented by counsel of its choosing and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

1.16	Precedence

If there is any conflict, apparent conflict or ambiguity in or between any of the sections of the Agreement set out below, the sections will be applied in the following order of precedence with the sections higher in the order of precedence prevailing over the Parties:

(i)	the Sections;

(ii)	the Schedules; and

(iii)	any other document referred to in this Agreement.

2	Performance of Services

2.1	Scope of Services

2.1.1

Since the License Agreement Date Provider has provided or procured, and Provider shall continue to provide or procure the provision of each Service to the Recipient until the end of the relevant Service Period, as an independent contractor and on a non-exclusive basis, and on and subject to the terms of this Agreement.

2.1.2	The Recipient shall provide the Provider with such information, access or other cooperation as the Provider reasonably requires to allow it to provide the Services, including:

(i)	providing on a timely basis to the Provider such information, decisions, data, authorization and consents as the Provider may reasonably require for the purposes of the provision of the Services;

(ii)	participating in discussions regarding the provision of the Services where reasonably required by the Provider in order to facilitate decision making in relation to the Services; and

(iii)	notifying the Provider on a timely basis of any failures or deficiencies in the provision of the Services under this Agreement.

2.2	Standard of Service

2.2.1

Each Service is a continuation of an existing service provision which Provider Group provided or procured for Provider Group prior to the License Agreement Date, and will be provided in substantially the same manner and in substantially the same volumes and quality as the existing service was provided during the [***] period prior to the License Agreement Date, subject to any change in the nature or standard of any Service:

(i)	required by a Third Party Provider, or due to a change in a Third Party Provider’s service provision;

(ii)	required by the Provider as a result of a service provision change generally implemented across a substantial portion of the Provider Group’s businesses; or

(iii)	required by the Provider for any other reason, unless such modification, change or enhancement will, or would reasonably be expected to, have a material adverse effect on the Recipient or its Affiliates, or the standard of Services.

2.2.2	The Provider may provide the Services through:

(i)	any member of the Provider’s Group; or

(ii)	Third Party Providers,

provided that the Provider shall not be relieved from any of its liabilities or obligations under this Agreement and the Provider shall remain liable as primary obligor to the Recipient for the acts or omissions of the members of the Provider’s Group and Third Party Providers as if they were the acts or omissions of the Provider, in each case to the extent required by this Agreement.

2.2.3

In performing its respective obligations under this Agreement, each Party shall comply with Applicable Law. If a change in Applicable Law after the License Agreement Date requires a change to a Service, the Provider shall be entitled to make that change as a regulatory change pursuant to and in accordance with Section 4.2 (Regulatory Change).

2.2.4	Neither the Provider nor any other member of the Provider’s Group shall be obligated to perform any Service to the extent such performance would, or would reasonably be expected to:

(i)	result in a violation of Applicable Law; and/or

(ii)

materially and adversely affect the business of the Provider or its Affiliates, provided that before ceasing any Service under this Section 2.2.4(ii) Provider shall, if requested by Recipient, discuss in good faith alterations to the applicable Service(s) that would allow Provider to continue providing such Service(s) without any material and/or adverse affect on business of the Provider or its Affiliates, and if no such alterations are agreed upon by the Parties the Provider shall use reasonable efforts to assist the Recipient to make alternative arrangements for the receipt of the affected Service (or part of the Service).

2.2.5

Each Party shall notify the other of any material regulatory or compliance issue arising under this Agreement of which it becomes aware, and the Parties shall co-operate reasonably and in good faith to resolve those issues. If an additional agreement is required to satisfy any regulatory or compliance issue, the Parties agree to act reasonably and in good faith in putting in place the relevant agreement.

2.2.6	If a Party (or its Affiliate) is contacted by a Governmental Authority in connection with this Agreement, it shall, to the extent permitted by such Governmental Authority to do so:

(i)	as promptly as practicable, notify the other Party and coordinate any interaction with the Governmental Authority; and

(ii)

keep the other Party reasonably informed of all discussions and correspondence with the Governmental Authority, unless it reasonably determines that to do so would create a conflict of interest between the Parties.

2.2.7	In providing the Services or upon termination or expiry of this Agreement:

(i)

the Provider shall not be obligated to pay any costs related to the transfer or conversion of Recipient’s data or to any other transfers of the Services to a Successor Operator, all of which shall be paid by Recipient, and

(ii)	the Provider and the other members of the Provider’s Group shall not be obligated to maintain the employment of any specific employee.

2.2.8

Where local services agreements are required to be entered into by Applicable Laws to give effect to this Agreement, Provider shall procure that a local Provider Affiliate, and the Licensee shall procure that a local Licensee Affiliate, shall enter into a local Services Agreement which shall be based on the terms of this Agreement unless otherwise agreed by the Parties.

2.3	Service Period

2.3.1

Each of the Services shall be provided for the period set out in Schedule 1 (Services and Charges) (the “Initial Term”), plus any extension period agreed by the Parties pursuant to Section 2.3.2 (an “Extension Period”) (in each case, that Service’s Initial Term and Extension Period being its “Service Period”).

2.3.2

The Service Period for certain of the Services may, at the request of the Recipient prior to the expiration of the Initial Term, be extended once, on a Service-by-Service basis, for no more than [***] provided that:

(i)	the Recipient has, prior to such request, used reasonable efforts to effectuate the transition of the Services to a Successor Operator in accordance with the Transition Plan; and

(ii)	an extension of the Service Period is reasonably necessary to complete such transition,

and the Service Charges during any Extension Period shall be increased by [***] percent ([***]%) compared to the Services Charges applicable during the Initial Term.

2.3.3	Any extension of a Service Period in excess of the relevant Extension Period must be agreed in writing between the Parties.

3	Third Party Providers

3.1	Third Party Consents

The Provider shall use reasonable efforts to obtain and maintain for the relevant Service Period any consents of Third Party Providers, governments or governmental authorities and any licenses, approvals or any other agreements of Third Party Providers as are required for the performance or receipt of the Services (each a “Third Party Consent” and together “Third Party Consents”).

3.2	Dependence on Third Parties

If, with respect to a particular Third Party Consent, the Provider complies with its obligations to use reasonable efforts to obtain and maintain such Third Party Consent but:

3.2.1	is unable to obtain such Third Party Consent;

3.2.2	such Third Party Consent has expired or been terminated or revoked;

3.2.3

the obtaining or maintaining of such Third Party Consent would require the payment of any money or other consideration to the relevant Third Party Provider, the Provider used reasonable efforts to minimize the amount of money or other consideration required, and the Recipient refuses to reimburse the Provider for such amount; or

3.2.4

the obtaining or maintaining of such Third Party Consent would require the Provider or any other member of the Provider’s Group to accept any material amendment to an existing contract it or any Affiliate has with the relevant Third Party Provider, or to initiate any claim or proceeding against any Person, then:

(i)	the Provider shall not be required to provide any Service that is dependent (in whole or in part) upon the relevant Third Party Consent;

(ii)	the Provider shall use reasonable efforts to assist the Recipient to make alternative arrangements for the receipt of the affected Service (or part of the Service); and

(iii)

unless and until the Recipient has put in place alternative arrangements pursuant to Section 3.2(ii) above, the Provider shall be excused from providing the Services associated with such Third Party Consent (unless the Third Party Consent has been terminated or revoked as a result of a breach by the Provider of such Third Party Consent).

3.3	Compliance with Third Party Consents

The Recipient shall:

3.3.1

comply, and shall procure that its Affiliates comply, with the terms of any Third Party Agreement or Third Party Consent (provided that the Recipient shall only be bound to comply with the terms of Third Party Agreements or Third Party Consents where it has been given prior notice of such terms) and shall indemnify and hold the Provider harmless for any Losses suffered by the Provider or its Affiliates as a result of the breach of such Third Party Agreements and/or Third Party Consents by the Recipient’s or its Affiliates’ failure to comply with such Third Party Agreements and/or Third Party Consents

3.3.2

pay any fees, costs or increased charges imposed by a Third Party Provider, government, or governmental authority for the provision of any Third Party Consent, provided always that such fees, costs or increased charges are approved by the Recipient in advance; and

3.3.3

provide the Provider with such assistance as the Provider may reasonably require to obtain the Third Party Consents, including assistance with negotiating the terms of consents with Third Party Providers, governments, and governmental authorities.

3.4	Relationship with Third Party Providers

The Provider or its Affiliates shall manage exclusively their relationships with the Third Party Providers and the Recipient shall not discuss with any Third Party Provider the provision of the Services, except to the extent required to do so by Applicable Law or under a contract with the applicable Third Party Provider or its Affiliates.

4	Price and Payment

4.1	Services Charges

4.1.1	The Recipient shall pay to the Provider the Service Charges in respect of the provision of the Services, including Services Charges for Services provided or procured prior to the Effective Date.

4.1.2

The Recipient shall reimburse the Provider for reasonable and documented expenses (which in the case of any third party expenses, shall be invoiced on a pass-through basis) incurred by the Provider in connection with the provision of the Services (including for Services provided or procured prior to the Effective Date) and not included in the Service Charges (“Expenses”).

4.1.3

The Service Charges for any Service for which no Service Charge is specified, shall be calculated on a costs plus [***] percent ([***]%) margin basis, with any third party fees or expenses being refunded by the Recipient on a pass-through basis.

4.1.4	No charges will be invoiced to the Recipient under this Agreement to the extent the applicable services are provided and paid for under the Licensee Agreement or any other Ancillary Agreement.

4.2	Costs and Expenses for Takeda Continued Activities

While the Parties were negotiating the License Agreement, Takeda continued performing certain activities to advance the further development of the Compound and Product (the “Takeda Continued Activities”). Licensee acknowledges that Takeda performed such activities at risk and now hereby agrees to reimburse Takeda for costs incurred in connection with the Takeda Continued Activities in the amount of [***], having determined that the activities were properly performed. THE PARTIES HEREBY ACKNOWLEDGE AND AGREE THAT THE TAKEDA CONTINUED SERVICES WERE PERFORMED BY TAKEDA “AS-IS” WITH NO REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, AND TAKEDA EXPRESSLY EXCLUDES AND DISCLAIMS ANY WARRANTIES REGARDING THE TAKEDA CONTINUED SERVICES, WHETHER EXPRESS, IMPLIED, OR STATUTORY, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, NON-INFRINGEMENT, OR ANY OTHER WARRANTY WHATSOEVER. Except for Sections 1, 4.2, 4.3, 4.4, 4.5, 4.6, 6.4, 6.5, 6.8, 10, and 15 (other than 15.4), none of the terms or conditions of this Agreement shall apply with respect to the Takeda Continued Activities.

4.3	Invoicing Procedures

The Provider shall invoice the Recipient for the Services (including the Service Charges and Expenses) promptly after the Effective Date and thereafter on no more frequently than a monthly basis to the address specified in Section 16.10 (Notices), providing a statement by schedule of costs incurred and reasonable substantiation of the Service Charges. Takeda shall invoice the Licensee for the [***] costs and expenses for the Takeda Continued Activities promptly after the Effective Date

4.4	Payment Terms

All invoices submitted by Takeda shall be paid by the Licensee within [***] days of receipt.

4.5	No Withholding; Tax Matters

4.5.1

All payments under this Agreement shall be made in full without any set-off, restriction, or condition and without any deduction for or on account of any counterclaim unless the deduction or withholding is in respect of any Taxes as required by Applicable Law, in which case the paying Party shall promptly notify the receiving Party of such required withholding. The paying Party shall withhold such Taxes and pay such withheld amounts over to the applicable taxing authority in accordance with Applicable Law and provide the receiving Party with confirmation of payment.

4.5.2

The Parties shall reasonably work together with respect to audits, disputes or requests for information with respect to Taxes (e.g. provision of relevant information and documents) in connection with this Agreement, and shall reasonably work together to reduce or eliminate Taxes, levies, or charges (including, without limitation, pursuant to any applicable double taxation or similar treaty) or receive a refund of, or to claim a tax credit for, such Taxes.

4.6	Interest

If any Person defaults in the payment when due of any sum payable under this Agreement (howsoever determined) the liability of that Person shall be increased to include interest on such sum from the date when such payment is due until the date of actual payment (whether before or after judgment) at a rate per annum of [***] above the rate of interest per annum publicly announced by JP Morgan Chase Bank from time to time as its prime rate in effect at its office located at 270 Park Avenue, New York, New York. Such interest shall accrue daily and shall be compounded monthly.

4.7	Regulatory Change

Where a Governmental Authority requires any change to the Services for any reason (including changes in Applicable Law), any increased costs incurred by the Provider in its provision of the Services as a result of such change shall be borne by the Recipient.

5	Warranties and Obligations

5.1	Mutual Warranties

5.1.1	Each Party warrants to the other that:

(i)	it is duly constituted, organized and validly existing under the laws of the jurisdiction of its organization;

(ii)

it has the legal right and full power and authority to execute and deliver, and to exercise its rights and perform its obligations under, this Agreement and all the documents which are to be executed by it as envisaged by this Agreement; and

(iii)

nothing contained in this Agreement will result in a breach of any provision of its constitutional documents or result in a breach of any agreement, license or other instrument, order, judgment or decree of any court, governmental agency or regulatory body to which it is bound.

5.1.2	The Provider shall be excused from any breach of Sections 5.1.1(ii) and 5.1.1(iii) to the extent that the breach arises from a lack of, or failure to obtain or maintain, any Third Party Consent.

5.2	Security Obligations

5.2.1	The Provider shall, and the Recipient shall:

(i)

maintain reasonable security measures to protect the other’s systems, from third parties, and in particular from disruption by any “back door”, “time bomb”, “Trojan Horse”, “worm”, “drop dead device“, “virus” or other computer software routine intended or designed to: (a) permit access or use of information technology systems by a third person other than as expressly authorized; or (b) disable, damage or erase or disrupt or impair the normal operation of any information technology systems;

(ii)

not attempt to obtain access, use or interfere with any information technology systems or data belonging to the other except to the extent required to do so to receive the Services (in the case of the Recipient), provide the Services (in the case of the Provider) or as otherwise permitted under this Agreement; and

(iii)	notify the other of any breach of this Section 5.2 (Security Obligations) or any other event relating to it that is likely to materially affect the security of the other party’s systems.

5.2.2

The provision of, use of, and access to the Services under this Agreement shall be subject to any technical and operational changes that may be required to manage any reasonable restrictions imposed by the Provider in respect of data access.

5.2.3

Except to the extent inconsistent with this Agreement, the Recipient shall (and shall ensure its Affiliates shall) comply with the internal policies, procedures, rules and regulations of the Provider (as may be updated from time to time in the ordinary course of business) applicable to: (i) the use of the Provider’s or its Affiliates’ computers, networks, telephone systems, software, data, equipment or other facilities in connection with the Services; and/or (ii) the Recipient’s and its Affiliates’ conduct while on the Provider’s or its Affiliates’ premises or utilizing the Provider’s or its Affiliates’ facilities in connection with the Services.

6	Term and Termination

6.1	Term

6.1.1

This Agreement shall commence on the Effective Date and, unless terminated earlier in accordance with its terms, shall continue in force until the expiry of the last remaining Service Period (the “Term”).

6.1.2

Any termination of this Agreement shall become effective on the last Business Day of the calendar month in which the termination notice period expires or, if either Party is entitled to terminate with immediate effect on notice, on the last Business Day of the calendar month in which the termination notice is notified to the other Party.

6.2	Termination on Notice

6.2.1	Each Service will terminate at the end of the relevant Service Period.

6.2.2

The Recipient may terminate the provision of any or all Services prior to the expiry of the Service Period(s) by giving the Provider prior written notice. The required period of notice for each Service shall be as set out in Schedule 1 (Services and

Charges) or as otherwise mutually agreed by the Parties in writing. Partial termination of a Service shall not be permitted if such termination would prevent the Provider from providing the remaining portion of such Service.

6.2.3

The Recipient may only terminate a Service before the end of the relevant Service Period if it also simultaneously terminates all other Services that the Provider notifies to the Recipient, within [***] of receipt of the Recipient’s notice of termination, as being Dependent Services. A Service shall constitute a “Dependent Service” if the Provider reasonably believes provision of such Service will: (i) be impeded or prevented; or (ii) become materially more expensive, as a result of the termination of the Service(s) to which the Recipient’s original notice of termination relates.

6.2.4

If the Recipient terminates this Agreement prior to the expiry of the Initial Term, then unless such termination by the Recipient is carried out as a result of a material breach by the Provider of its obligations under this Agreement pursuant to Section 6.4 (Termination for Material Breach), the Recipient shall be liable for and shall pay to the Provider any Stranded Costs.

6.3	Termination for Insolvency

Either Party may terminate this Agreement immediately by written notice to the other Party if that other Party: (i) becomes unable to pay its debts; (ii) enters into liquidation, bankruptcy or any similar proceeding (except for the purposes of a solvent amalgamation or reconstruction); (iii) makes an arrangement with its creditors; (iv) has a receiver, administrator or administrative receiver appointed over all or any of its assets; (v) ceases or threatens to cease trading or is dissolved; (vi) takes or suffers to be taken any similar action in consequence of a debt; or (vii) is subject to any procedure equivalent to any of the preceding matters in any other jurisdiction.

6.4	Termination for Material Breach

A Party may terminate this Agreement immediately by written notice to the other Party if that other Party commits a material breach of this Agreement and (where the breach is capable of being remedied) that breach has not been remedied within [***] days after receipt of notice giving full particulars of the breach and requiring the other Party to remedy it.

6.5	Termination for Non-Payment of the Takeda Continued Activities Costs and Expenses or Service Charges

If (i) Licensee fails to pay Takeda for the Takeda Continued Activities costs and expenses in accordance with Section 4.4, or (ii) at any time the total amount of the Service Charges that remain unpaid after the due date for payment exceeds [***], Takeda may treat such failure to pay a remediable material breach by the Recipient for the purposes of Section 6.4 (Termination for Material Breach).

6.6	Termination in Relation to Change of Control

Takeda (as Provider) may terminate this Agreement immediately by written notice to the Licensee (as Recipient) upon a Licensee Change of Control to the extent continued performance after a Licensee Change of Control:

(i)	would, or would reasonably be expected to result in a violation of Applicable Law; and/or

(ii)	would result in a violation of Takeda’s compliance policies.

6.7	Consequences of Termination

Following Termination, the Recipient shall pay to the Provider any unpaid Service Charges and any properly incurred Expenses not yet reimbursed by the Recipient in accordance with Section 4 (Price and Payment) above, and termination shall be without prejudice to the Parties’ accrued rights and liabilities.

6.8	Survival of Rights on Termination or Expiry

Termination or expiry of this Agreement shall not affect any rights or obligations which may have accrued prior to termination or expiry. The obligations of each Party set out in any Section intended to survive such termination or expiry, including this Section 6.8 (Survival of Rights on Termination or Expiry) and Sections 1 (Definition and Interpretation), 4 (Price and Payment), 5 (Warranties and Obligations), 8 (Liability and Indemnification), 10 (Governing Law and Dispute Resolution), 11 (Intellectual Property Rights), 13 (Confidentiality), and 15 (Other Provisions), shall continue in full force and effect notwithstanding termination or expiry of this Agreement.

7	Transition

7.1	Transition Plan

7.1.1

Without prejudice to any of its obligations under this Agreement, the Recipient shall use all reasonable efforts to transition Services to a Successor Operator as soon as reasonably practicable, and in any event prior to expiry of the relevant Service Period for each Service.

7.1.2

The Recipient shall prepare a draft transition plan setting out the steps the Parties intend to take to enable each of the Services to be transitioned to a Successor Operator. If any Services are likely to terminate on different dates, the draft transition plan will also identify any dependencies between those Services.

7.1.3	If requested by Takeda, the Recipient shall deliver the draft transition plan to the Provider within [***] of Takeda’s request.

7.1.4

The Provider shall review the draft transition plan and provide comments within [***] after receipt. The Recipient shall then issue a revised transition plan (the “Transition Plan”) reflecting all reasonable comments made by the Provider on the draft transition plan.

7.1.5	Any disagreement over the content of the Transition Plan shall be treated as a Dispute and resolved in accordance with Section 10 (Governing Law and Dispute Resolution).

7.2	Execution of the Transition Plan and Transition of the Services

7.2.1	The Parties shall, during the Term, carry out their obligations under the agreed Transition Plan in relation to each Service.

7.2.2	In relation to each Service, the Provider’s obligations to help transition that Service under the Transition Plan shall cease upon termination of that Service.

7.2.3

The Recipient shall pay the Provider for its costs and expenses in carrying out the Transition Plan and its other obligations under this Section 7.2, provided always that such costs and expenses are approved by the Recipient in advance. If such approval is not given, there shall be no obligation on the Provider to carry out the relevant obligations.

8	Liability and Indemnification

8.1	Indemnification of Provider by Recipient

Recipient agrees to indemnify and hold harmless Provider , its Affiliates, and their respective directors, officers, agents, employees, or other Representatives (each, a “Provider Indemnified Person”) from and against any and all damage, loss, liability, and expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses) in connection with any Action (as defined below) whether involving a claim or the commencement of an Action by a third party (a “Third-Party Claim”) or a claim solely between the Parties (“Damages”), and to reimburse each Provider Indemnified Person for all reasonable expenses (including reasonable attorneys’ fees) as they are incurred in investigating, preparing, pursuing, or defending any action, suit, investigation, or proceeding, in each case by or before any arbitrator or Governmental Authority (collectively, “Actions”), whether or not in connection with pending or threatened litigation and whether or not any Provider Indemnified Person is a party, in each case relating to or arising out of Services rendered or to be rendered by or on behalf of any Provider Indemnified Person pursuant to this Agreement (including Services rendered prior to the Effective Date), the transactions contemplated hereby, or any actions or inactions by or on behalf of any Provider Indemnified Person in connection with any such Services or transactions; provided that, Recipient shall not be responsible for any Damages or expenses of any Provider Indemnified Person to the extent such Damages or expenses have resulted from a Provider Indemnified Person’s gross negligence or willful misconduct in connection with any such Services, actions, or inactions.

8.2	Indemnification of Recipient by Provider

Provider agrees to indemnify and hold harmless Recipient , its Affiliates, and its and their respective directors, officers, agents, consultants, employees, or other Representatives (each, a “Recipient Indemnified Person”) from and against any Damages, and to reimburse each Recipient Indemnified Person for all reasonable expenses (including reasonable attorneys’ fees) as they are incurred in investigating, preparing, pursuing, or defending any Action, whether or not in connection with pending or threatened litigation and whether or not any Provider Indemnified Person is a party, in each case solely to the extent such Damages have resulted from a Provider Indemnified Person’s gross negligence or willful misconduct in connection with any Services rendered or to be rendered by or on behalf of any Provider Indemnified Person pursuant to this Agreement (including Services rendered prior to the Effective Date), the transactions contemplated hereby, or any actions or inactions by or on behalf of any Provider Indemnified Person in connection with any such Services or transactions.

8.3	Indemnification as Exclusive Remedy

Except for the termination provisions of Sections 6.2 (Termination on Notice), 6.3 (Termination for Insolvency), 6.4 (Termination for Material Breach), 6.5 (Termination for Non-Payment of the Service Charges), and 6.6 (Termination in Relation to Change of Control), the indemnification provisions of this Section 8 (Liability and Indemnification) shall be the sole and exclusive remedy available to the Recipient for the Provider’s breach of this Agreement (including with respect to Services rendered prior to the Effective Date). For the avoidance of doubt, the indemnification provisions of this Section 8 (Liability and Indemnification), and the limitations on liability set forth in this Section 8, shall apply to all Actions between the Parties as well as Actions asserted by any third party.

8.4	Indemnification Procedures

The provisions of Section 15.3 of the License Agreement shall govern claims for indemnification under this Agreement, mutatis mutandis.

8.5	Exclusion of Warranties

EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE SERVICES (INCLUDING SERVICES RENDERED PRIOR TO THE EFFECTIVE DATE) AND RIGHTS GRANTED HEREUNDER ARE PROVIDED AND GRANTED “AS-IS” WITH NO WARRANTIES, AND PROVIDER EXPRESSLY EXCLUDES AND DISCLAIMS ANY WARRANTIES UNDER OR ARISING AS A RESULT OF THIS AGREEMENT, WHETHER EXPRESS, IMPLIED, OR STATUTORY, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, NON-INFRINGEMENT, OR ANY OTHER WARRANTY WHATSOEVER.

8.6	Limitation of Liability

8.6.1

Each Party agrees that (a) no Provider Indemnified Person shall have any liability, whether direct or indirect, in contract or tort or otherwise, to the Recipient or any other Person for or in connection with the Services rendered or to be rendered by or on behalf of any Provider Indemnified Person pursuant to this Agreement (including Services rendered prior to the Effective Date), the transactions contemplated hereby, or any actions or inactions by or on behalf of any Provider Indemnified Person in connection with any such Services or transactions except to the extent any Damages have resulted from a Provider Indemnified Person’s gross negligence or willful misconduct in connection with any such Services, actions, or inactions and (b) the aggregate liability of Provider with respect to this Agreement (including with respect to the Services provided prior to the Effective Date) shall not exceed the aggregate amount of Service Charges paid hereunder to Provider; provided, however, that the foregoing shall not limit any liability arising from the gross negligence or willful misconduct of Provider or any of its Affiliates in connection with any such Services, actions, or inactions.

8.6.2

Neither Party shall be liable for any (a) consequential, indirect, incidental, special, or other speculative forms of damages or any damages based on lost profits, diminution in value, a multiple of EBITDA (earnings before interest, taxes, depreciation, and amortization) or any other financial metric (in each case, whether trailing, forward, or otherwise), (b) punitive or exemplary damages (except to the extent actually paid by the an Indemnified Person to a third party pursuant to a Third-Party Claim) or (c) Damages that would not exist if not for, or to the extent aggravated by, any act or wrongful omission of the an Indemnified Person.

8.6.3

In addition to the foregoing, Recipient agrees that it shall, in all circumstances, use commercially reasonable efforts to mitigate and otherwise minimize its Damages and those of any of its Affiliates, whether direct or indirect, due to, resulting from, or arising in connection with any failure by Provider to comply fully with its obligations under this Agreement.

8.6.4

To the extent any delay or failure by the Recipient in performing its obligations under this Agreement prevents or impedes the provision by the Provider of any Services or other obligations under this Agreement, then the Provider shall be relieved from, and shall not be liable for its failure to comply with, its obligation to provide such Services or other obligations.

9	Contract Management

The principal point of contact between the Recipient and the Provider in relation to issues arising out of this Agreement or the performance of the Services will be the Relationship Managers. Either Party may change the identity of its Relationship Manager at any time by written notice to the other.

10	Governing Law and Dispute Resolution

The provisions of Article 14 of the License Agreement shall apply to this Agreement, mutatis mutandis.

11	Intellectual Property Rights

11.1	Provider Ownership and License

11.1.1

If the Provider, in the provision of the Services (including Services rendered prior to the Effective Date), makes available to the Recipient or any of the Recipient’s Affiliates any Intellectual Property Rights owned by, or licensed to, the Provider or a member of the Provider’s Group (“Provider Intellectual Property Rights”):

(i)	those Provider Intellectual Property Rights will remain the sole property of the Provider or the relevant member of the Provider’s Group, or their licensors (as appropriate); and

(ii)

except as otherwise provided in Section 11.2 (Recipient Ownership and License) below, the Provider, member of the Provider’s Group or licensor (as appropriate) owning such Provider Intellectual Property Rights shall own all Intellectual Property Rights subsisting in any and all adaptions or modifications and enhancements to and works derived from such Provider Intellectual Property Rights, and any new Intellectual Property Rights developed as part of or in connection with the provision of the Services.

11.1.2

The Provider shall grant the Recipient a non-exclusive license to use all Provider Intellectual Property Rights (subject, in the case of any such Provider Intellectual Property Rights that are in-licensed from a third party, to obtaining any applicable Third Party Consent required from such third party) for the duration of the Service Period solely to the extent necessary for the receipt of the Services.

11.2	Recipient Ownership and License

11.2.1	Recipient Intellectual Property Rights are assigned to and will be the sole property of the Recipient or its licensors (as appropriate).

11.2.2

The Recipient or its licensor (as appropriate) shall own all Intellectual Property Rights subsisting in any and all adaptions or modifications and enhancements to and works derived from Recipient Intellectual Property Rights.

11.2.3

Subject to obtaining all relevant third party consents, the Recipient shall grant the Provider a non-exclusive license to use such Recipient Intellectual Property Rights as are reasonably required by the Provider to provide the Services for the duration of the Service Period only and solely to the extent necessary for the provision of the Services.

12	Data Protection

12.1	General Compliance

Each Party shall ensure that it complies with all applicable requirements of Data Protection Legislation in relation to the matters set out in this Agreement.

12.2	Processing of Personal Data

12.2.1	The Provider acts as data processor for the Recipient in relation to the processing set out below:

(i)	scope, nature and purpose of processing: Provider to process personal data of clinical trial participants in furtherance of the services described herein;

(ii)	duration: for the Term; and

(iii)	types of Personal Data and categories of data subjects: health and demographic information of clinical trial participants.

12.2.2	The Provider confirms that, in relation to any Personal Data processed by it on the Recipient’s behalf in connection with the provision of the Services, the Provider shall:

(i)

only process Personal Data in accordance with the Recipient’s documented instructions and only as necessary to provide the services under the Agreement, unless required to process that Personal Data for other purposes by Applicable Law. Where such a requirement is placed on the Provider it shall provide prior notice to the Recipient unless the relevant law prohibits the giving of notice on important grounds of public interest; and

(ii)

taking into account the nature of the processing, provide reasonable assistance to the Recipient to allow the Recipient to comply with its obligations under the Data Protection Legislation regarding security, breach notifications, consultations with supervisory authorities and regulators, and conducting privacy impact assessments, and to respond to requests from individuals exercising their rights under Data Protection Legislation and from competent regulators. The Recipient shall pay the Provider for any reasonable costs incurred in providing such assistance.

12.2.3	The Recipient hereby provides a general authorization to the Provider to engage third party processors to process Personal Data, provided that:

(i)

the Provider will notify the Recipient no less than [***] days in advance of making a change of third party processor, thereby giving the Recipient reasonable opportunity to state any objections to such change;

(ii)	the Provider shall contractually oblige its third party processor to implement appropriate technical and organizational measures that meet the requirements of GDPR; and

(iii)

if the third party processor fails to fulfil its data protection obligations, the Provider shall remain fully liable to the Recipient (subject to the limits of liability set out in this Agreement) for the third party processor’s obligations.

12.3	Data Security

12.3.1

The Provider shall implement appropriate technical, administrative, physical and organizational safeguards to protect Personal Data against accidental or unlawful destruction or accidental loss, alteration, unauthorized disclosure or access and against all other unlawful forms of processing. Those measures shall include, where appropriate:

(i)	ensuring any of its employees or agents or other persons to whom it provides access to Personal Data are obliged to keep it confidential;

(ii)	the use of pseudonymization and encryption of Personal Data;

(iii)	measures to ensure the ongoing confidentiality, integrity, availability and resilience of the Provider’s systems and services;

(iv)	the ability to restore the availability and access to Personal Data in a timely manner in the event of a physical or technical incident; and

(v)	a process for regularly testing, assessing and evaluating the effectiveness of technical and organizational measures for ensuring the security of the processing of Personal Data.

12.3.2

The Provider shall notify the Recipient no later than [***] after discovery should it become aware of a security breach affecting Personal Data. Any such notices shall be provided to Takeda by e-mail to [***].

12.4	Restricted International Transfer of Personal Data

The Provider shall not make a Restricted International Transfer of Personal Data without taking such measures as are reasonably necessary to ensure such transfer complies with Data Protection Legislation. The Recipient will enter into EU model contracts with the Provider where necessary for this purpose.

12.5	Defined Terms

For the purposes of this Section 12 (Data Protection), terms and expressions not defined in this Agreement shall have the meaning, if any, assigned to them by the GDPR.

13	Confidentiality

The provisions of Article 11 of the License Agreement shall apply to this Agreement, mutatis mutandis.

14	Force Majeure

The provisions of Section 16.3 of the License Agreement shall apply to this Agreement, mutatis mutandis.

15	Other Provisions

15.1	Entire Agreement

15.1.1

This Agreement, the License Agreement, and the other Ancillary Agreements constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and (to the extent permissible by Applicable Law) supersedes all prior representations or oral or written agreements between the Parties with respect to that subject matter.

15.1.2	Each Party agrees and acknowledges that, in entering into this Agreement, it is not relying on any representation, warranty or undertaking not expressly incorporated into this Agreement.

15.1.3

To the maximum extent permitted by law, all terms, conditions and warranties, other than those expressly set out in this Agreement, are excluded, including all implied and statutory terms, warranties and conditions relating to satisfactory quality, fitness for purpose (including fitness for any particular purpose, merchantability, timeliness, title, non-infringement or any other warranty whatsoever). If any legislation implies into this Agreement any term, condition or warranty which cannot be lawfully excluded then that term, condition or warranty shall be included in this Agreement to the extent required by the relevant legislation but each Party’s liability in respect of any breach thereof shall be limited to the maximum extent (if any) permitted by that legislation. Further, each Party agrees and acknowledges that its only right and remedy in relation to any representation, warranty or undertaking made or given in connection with this Agreement shall be for breach of the terms of this Agreement to the exclusion of all other rights and remedies (including those in tort or arising under statute).

15.1.4	Nothing in this Section 15.1 (Entire Agreement) excludes or limits any liability for fraud, intentional misrepresentation or willful misconduct.

15.2	Further Assurances

Each Party shall from time to time execute such documents and perform such acts and things as the other Party may reasonably require in order to give full effect to the provisions of this Agreement and the transactions contemplated by it.

15.3	Reasonableness

Each Party confirms it has received independent legal advice relating to all the matters provided for in this Agreement, including the provisions of Sections 8 (Liability and Indemnification) and 15.1 (Entire Agreement), and agrees, having considered the terms of such Sections and the Agreement as a whole, that the provisions of such Sections and this Agreement are fair and reasonable.

15.4	Assignment and Subcontracting

Assignment

15.4.1

Subject to Section 15.4.2, this Agreement shall be binding on and inure to the benefit of the Parties and their successors and permitted assigns. The Recipient may not assign or novate all or any part of its rights or obligations under this Agreement nor any benefit arising under or out of this Agreement without the prior written consent of the Provider (not to be unreasonably withheld or delayed).

15.4.2	The Provider shall be entitled to assign or novate this Agreement to any of its Affiliates or Subsidiaries at its discretion, which assignment or novation shall not relieve the Provider of its obligations hereunder, and the Recipient shall enter into any such documents as are reasonably necessary for this purpose.

Sub-Contractors

The Provider may sub-contract any of its obligations under this Agreement without the Recipient’s consent. Such appointment of a sub-contractor by the Provider will not relieve the Provider of its obligations to the Recipient under this Agreement.

15.5	No Third Party Beneficiaries

Nothing in this Agreement shall confer any rights upon any Person other than the Parties and their respective heirs, successors and permitted assigns.

15.6	Variation

Other than as expressly provided in this Agreement, no variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the Parties.

15.7	Waiver

No waiver hereunder shall be valid or binding unless set forth in writing and duly executed by the Party against whom enforcement of the waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. Neither the waiver by any of the Parties of a breach of or a default under any of the provisions of this Agreement, nor the failure by either of the Parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that either Party may otherwise have at law or in equity.

15.8	Notices

15.8.1	Any notice or other communication in connection with this Agreement (each, a “Notice”) shall be:

(i)	in writing in English; and

(ii)	delivered by hand, registered post or courier using an internationally recognized courier company.

15.8.2	A Notice to Takeda shall be sent to the following address, or to such other person or address as the Takeda may notify to Licensee from time to time:

If to Takeda:

Takeda Vaccines, Inc.

75 Sidney Street

Cambridge, Massachusetts Attention: President of the Global Vaccine Business Unit

Copy to (which alone shall not constitute sufficient notice):

Takeda Vaccines, Inc.

75 Sidney Street

Cambridge, Massachusetts Attention: Chief Counsel Specialty BUs R&D

15.8.3	A Notice to Licensee shall be sent to the following address, or such other person or address as the Licensee may notify to the Takeda from time to time:

HilleVax, Inc.

601 Union Street, Suite 3200

Seattle, WA, 98101, U.S.A.

Attention: Chief Executive Officer

Copy to (which alone shall not constitute sufficient notice):

Latham & Watkins LLP

12670 High Bluff Drive

San Diego, CA 92103, U.S.A.

Attention: [***]

Email: [***]

15.8.4	Subject to Section 15.8.5, a Notice shall be effective upon receipt and shall be deemed to have been received:

(i)	at the time recorded by the delivery company, in the case of recorded or special delivery;

(ii)	at the time of delivery, if delivered by hand or courier;

(iii)	at the time of transmission in legible form, if sent by fax; or

(iv)	at the time of sending if sent by e-mail, provided that receipt shall not occur if the sender receives an automated message that the e-mail has not been delivered to the recipient.

15.8.5

A Notice that is deemed by Section 15.8.4 to be received after 5.00 p.m. on any day, or on a Saturday, Sunday or public holiday in the place of receipt, shall be deemed to be received at 9.00 a.m. on the next day that is not a Saturday, Sunday or public holiday in the place of receipt.

15.8.6

For the purposes of this Section 15.8, all references to time are to local time in the place of receipt. For the purposes of Notices by email, the place of receipt is the place in which the Party to whom the Notice is sent has its postal address for the purposes of this Agreement.

15.8.7

E-mail or fax is not permitted for any Notice which: (i) terminates, gives notice to terminate or purports to terminate this Agreement; or (ii) notifies or purports to notify an actual or potential claim for breach of or under this Agreement.

15.9	Severability

The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (ii) the remainder of this Agreement and the application of such provision; to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

15.10	Counterparts; Electronic Signatures

This Agreement may be entered into in any number of counterparts all of which taken together shall constitute one and the same instrument. Either Party may enter into this Agreement by executing any such counterpart. Signatures delivered by email in .pdf or similar format will be deemed original signatures for purposes of this Agreement.

15.11	Independent Contractor

This Agreement does not set up or create an employer/employee relationship, a partnership of any kind, an association or trust between the Parties, each Party being individually responsible only for its obligations as set out in this Agreement and, in addition, the Parties agree that their relationship is one of independent contractors. Save to the extent to which a Party is specifically authorized in writing in advance by the other Party, neither Party is authorized or empowered to act as agent for the other for any purpose and neither Party must on behalf of the other enter into any contract, warranty or representation as to any matter. Neither Party shall be bound by the acts or conduct of the other, save for acts or conduct which the first Party specifically authorizes in writing in advance.

[signature page follows]

IN WITNESS WHEREOF, the Parties have signed this Agreement as of the Effective Date.

TAKEDA VACCINES, INC.

By:	/s/ Rajeev Venkayya
Name:	Rajeev Venkayya, MD
Title:	President Global Vaccine Business Unit, Takeda Pharmaceuticals
Date:	December 16, 2021

HILLEVAX, INC.

By:	/s/ Paul Bavier
Name:	Paul Bavier
Title:	General Counsel and Secretary
Date:	December 17, 2021

[Signature page to Transitional Services Agreement]

Schedule 1

Services and Charges

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